CANCHEW BIOTECHNOLOGIES, LLC

LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") made and entered into as of May 1,2015, (the "Effective Date"), between Canchew Biotechnologies, LLC with address at Boelewerf 32, 2987 VD Ridderkerk, The Netherlands ("Licensor") and CanChew License Company with address at 18 E 50th Street, 5th Floor, New York, NY 10022 ("Licensee").

WHEREAS, Licensor is the owner of certain intellectual property as described in Exhibit A (the "Licensor IP") as hereafter defined below.

WHEREAS, Licensee agrees in accordance with the terms hereof, to promote and market the Licensor IP in the Licensed Territory (As defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and subject always to the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1. **The Licensor IP**. The Licensor IP means all the intellectual property of Licensor, including, but not limited to, inventions, patents, patent applications, knowhow, trade secrets, trademarks, trade names, vendor relationships, domain names, and other intellectual property, related to Licensor's IP as more fully described in Exhibit A.

a. **Description of Licensor IP**. The Licensor IP includes, but is not limited to, intellectual property described on Exhibit A attached hereto and incorporated herein by this reference, and any knowhow related thereto.

b. **Derivative Works**. Derivative works of the Licensor IP are defined as works developed by, or on behalf of, Licensee at any time.

i. Value-engineered versions of current Licensor IP (cost-reduced)

ii. Improved versions of current IP (fixed designs, alterations for efficiency, impact, marketability, etc.)

iii. Aspects of current Licensor IP that are combined into other systems (hybrid systems), subsystems, machines, or programs.

iv. Retail points-of-sale that incorporate trademarks, tradedress and/ or merchandising strategy; and branding, associated with Licensor's products;

v. Software, hardware or features that become material to the operation of Licensor IP but may be integrated post-transfer; and/or

c. <u>**Derivative works do not include.**</u>

None.

2. The License.

a. **Grant of License**. Licensor hereby grants to Licensee the <u>Exclusive</u> right to use the Licensor IP in and for the Licensed Territory.

b. **Term**: The Term of this Agreement shall commence on the Effective Date and expire on the date fifty (50) years from the Effective Date, unless terminated earlier pursuant to the terms and conditions of Section 9 of this Agreement.

c. **Territory**: For the purpose of the Agreement, the term "Licensed Territory" and/or "Territory" shall be defined as: Worldwide.

d. **Rights Granted by License.** The rights herein granted by Licensor to Licensee are the following for the Licensed Territory (as defined below) during the Term hereof:

i. **Use of Name**. The right to use the name Licensor and the trademarks of the Licensor inclusive of those listed in <u>Exhibit A</u>.

ii. **Use.** The unfettered right within the terms of this Agreement to market, promote, exploit, use and control the Licensor IP or derivatives thereof and embodied therein, throughout the Licensed Territory.

iii. **Rights Reserved**. All rights in and to the Licensor IP licensed hereunder which are not specifically granted to Licensee hereunder, are reserved by Licensor.

e. **Ownership**. At any time following a period which is five (5) years form the Effective Date of the Agreement or upon expiration of the Term of this Agreement, and provided that Licensee has remained in compliance with the terms and conditions of this Agreement, Licensee shall have the right to purchase the Licensor IP and all derivative works thereof, at a cost equal to fifty percent (50%) of the annual Licensing Fee paid by Licensee to Licensor for the proceeding two (2) years. Licensee shall be responsible for fulfilling any and all requirements needed to record and otherwise put such transfer into effect, including but not limited to paying any filing or other fees and expenses incurred; provided that Licensor shall provide Licensee with reasonable assistance at Licensee's expense, as reasonably requested by Licensee. All other terms and conditions of this Agreement shall become null and void, except as specified in Section 9.d (Survival).

f. **Assignment.** This Agreement may be assigned by either party.

3. Consideration. In consideration for the rights herein granted, and Licensor's full and faithful performance of all material terms and conditions hereof, Licensee shall pay to Licensor the following:

a. **Cash**. One dollar ($1.00); and

b. **Licensing Fee/Royalty**.

i. Licensee shall pay Licensor a percentage of the "Gross Receipts" as set forth in the chart below:

Year	Percent (%)
1	2
2	2.2
3	2.4
4	2.6
5	2.8
6-50	3

c. **Definition of "Gross Receipts**." The term "Gross Receipts" shall be defined as all monies and other things of value received directly or indirectly realized (e.g., by being applied to pay, defer or defray any costs or obligations of Licensee) by Licensee or any of its successors, assignees or affiliates (or on behalf of any of the foregoing) without deduction of any nature whatsoever from or related to Licensor IP, Licensor based systems and/or Licensor based revenue streams, including without limitation the following:

i. sales of any products embodying an element of the Licensor IP and derivative works of the Licensor IP;

ii. licenses embodying an element of the Licensor IP and derivative works of Licensor IP inclusive of recurring revenues;

iii. knowledge products/consultancies to third party inclusive of go-to-market and project management fees that may be incurred by third party and are serviced by any current or former management, employee, manager or member of Licensor;

iv. renting, leasing, or any other contemplated temporary use of any aspect of the Licensor IP or a derivative work of Licensor IP; and

e. **Payments**. Payments by Licensee to Licensor of the Licensing Fee shall be made as follows:

Years 1-10	Quarterly
Years 11-50	Bi-annually

Each payment shall be accompanied by a statement reasonably acceptable to both parties, which provides sufficient detail for Licensor to understand the basis for such payment. Such statement shall be forwarded to Licensor, regardless of whether or not any monies are due and owing to Licensor. All statements and payments made by Licensee shall be binding on Licensor and not subject to any

objection for any reason, unless specific objection is made by Licensor in writing to Licensee stating the basis thereof within 60 days after the date of each such statement. Licensor shall not maintain any action, claim or proceeding against Licensee in any form (pursuant to Section 13 below) with respect to any statement or payment unless a written objection notice is made to Licensee within one (1) year after the date of any such statement. Licensor has the right, at its sole cost and expense, to appoint an independent certified public accountant to audit only those books and records of Licensee which pertain to the revenues generated hereunder and only for the purposes of verifying accounting statements. Licensee will cooperate fully with such audit, which shall be during ordinary business hours, after at least thirty (30) days notice at the Licensee's regular place of business where Licensee keeps said books and records and be conducted so as to minimize disruption to the Licensee business. All information derived by Licensor during such audit shall be kept confidential (except for disclosures required in order for Licensor to enforce its rights under this Section 3), as same constitutes trade secrets of Licensee. Licensor may only conduct an audit once in any calendar year and only once per statement.

4. Trademark Quality Control.

i. Prior to use of the trademarks included in the Licensor IP, Licensee shall provide Licensor with reasonable access during normal business hours to Licensee's facilities to permit inspection of: (1) products to be sold using the licensed trademarks together with the advertising and promotional materials associated with the products to be sold using the licensed trademarks; (2) products to be used to provide retail store services while using the licensed trademarks together with the advertising and promotional materials associated with the products to be used to provide retail services while using the licensed trademarks; and (3) website to be used to provide retail store services while using the licensed trademarks together with the advertising and promotional materials associated with the website to be used to provide retail services while using the licensed trademarks (collectively, the "Sample"). The Sample shall be deemed approved by Licensor unless Licensor notifies Licensee to the contrary within 30 days after inspection of the Sample. All versions of the products manufactured, distributed, sold and advertised by Licensee using licensed trademarks, the products used to provide retail services while using the licensed trademarks, and the websites used to provide retail services while using the licensed trademarks shall conform to the Sample approved, or deemed approved, by the Licensor.

ii. The Licensee shall maintain the quality standards of the products to be sold using the licensed trademarks, the products used to provide retail store services while using the licensed trademarks, and the websites used to provide retail store services while using the licensed trademarks, as is reasonably requested from time to time by the Licensor and shall use its best efforts to make any changes in quality control requested by the Licensor.

iii. Licensee shall comply at its sole expense with all applicable federal and state laws and regulations including all laws applicable to the promotion, sale, license or sublicense, and distribution of the products to be sold using the trademark(s).

5. Retention of Licensor Staff as Consultants

i. Licensee shall have the right to retain Licensor staff as consultants

6. Transfer of Existing Agreements. Upon Effective Date of the Agreement, all retail existing agreements embodying Licensor IP will be transferred to Licensee.

7. Confidential Information

a. **Confidentiality and Confidential Information**: The parties agree to regard and preserve as confidential all information relating or pertaining to the disclosing party's business, projects, plans, products, planned or proposed products, customers, potential customers, trade secrets, and other confidential information (including business and financial information), and any computer programs and software or unpublished know-how, whether patented or unpatented, and agree not to publish or disclose any part of such information to others or use the same for recipient party's own purposes or the purposes of others, during the term of this Agreement or thereafter. Any information of either party which is deemed a "trade secret" by the California Uniform Trade Secret Act shall be considered to be confidential information and therefore within the scope of this Agreement, unless the party owning the trade secret advises otherwise in writing. The parties further agree to preserve as confidential the confidential information of any third party to which the recipient party may have access and to treat such information as though it were the disclosing party's confidential information.

b. **Exhibits and Amendments**. The confidential information described in Section 7.a. above shall also include all of the provisions of, and exhibits to, this Agreement and any and all future amendments and addenda that may pertain to this Agreement.

c. **Prevention of Unauthorized Release Confidential Information**: The parties agree to promptly advise the disclosing party of any knowledge which recipient party may have of any unauthorized release or use of any disclosing party's confidential information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining or being furnished with any disclosing party confidential information.

d. **Injunctive Relief**. In addition to any and all remedies for damages that the disclosing party may have for any breach of this Section 7 by the recipient party, the disclosing party shall suffer irreparable harm as a result of such breach and, notwithstanding any other provision of this Agreement, the disclosing party shall have the right to obtain injunctive relief and/or other equitable relief against the recipient party in any court of competent jurisdiction.

8. Material Obligations of Licensee and Licensor.

a. **Licensee will use best efforts to**:

i. design, develop, manufacture and market the Licensor IP at its sole cost and expense.

ii. maintain issued patents and registered trademarks of the licensed IP, and shall support and sustain the pending patent and trademark applications. Licensee shall pay all costs to further develop the Licensor IP inclusive of, but not limited to, maintenance fees for issued patents (if any) and registered trademarks, all office actions on pending patent applications, trademark applications, and all hardware and software development and retail services development;

iii. defend Licensor against any claim or action arising on or after the Effective Date of this Agreement so long as such claim or action arises from Licensee's use of the Licensor IP. Licensee shall monitor and protect Licensor IP, and pay for any litigation to enforce Licensor IP.

iv. market the Licensor technology embodying the Licensor IP to current Licensee and pipeline customers and will provide adequate marketing and sales support as follows: inclusion into Licensee's website and advertising activities, press release activities, marketing brochures, and sale bonus schemes for sales representatives, brokers and distributors

vi. provide required software maintenance and development of software functions adequate for customer requirements.

vii. perform the material obligations required of Licensee per this Agreement.

b. **Licensor will use best efforts to:**

i. disclose any actual or pending litigation against it;

ii. provide releases from all Licensor creditors

iii. provide board and shareholder approvals authorizing Licensor to enter into this Agreement and the transaction contemplated thereby.

9. Effect of Failure to Perform Obligations.

a. **Licensee's Failure to Use Best Efforts to Perform Obligations.**

i. Termination. During the Term of this Agreement, if Licensee shall fail to perform any of the material obligations required of Licensee per Section 8.a. above, and Licensee fails to cure any such alleged failure within six (6) months after receiving written notice from Licensor detailing same, Licensor shall have the right to:

aa. Terminate the Exclusivity provisions set forth in Section 2 of this Agreement forthwith, by written notice to Licensee. In the event that this Agreement becomes Non-Exclusive, the obligations of Licensee under Section 8.a. of this Agreement shall be terminated and the Term of this Agreement shall be extended 100 years, subject to Section 9.b. below, so that Licensee may continue to utilize the Licensor IP , however, that the license granted under this Agreement by Licensor to each patent right contained in the Licensor IP shall not extend beyond the expiration of such patent right under applicable law; or

bb. Terminate this Agreement forthwith by written notice to Licensee.

b. **Return by Licensee.** In the event of any termination of this Agreement, Licensee shall have 60 days to return to Licensor the Licensor IP and all derivative works thereof, including all items listed in Exhibit A and descriptions of derivative works, trademarked materials and selling materials.

c. **Survival.** Upon the termination or expiration of this Agreement, the following provisions of this Agreement shall survive in accordance with their terms: Sections 7 (Confidential Information), 9.d. (Survival), and 14 (Law and Venue and Dispute Resolution).

10. Representations and Warranties. Each party represents and warrants as follows:

a. That as of the Effective Date, each party has not made and does not contemplate making an assignment for the benefit of creditors, that no bankruptcy or other proceedings based upon insolvency are pending or threatened against it, and that there are no impediments, against it and that there are no impediments, agreements or litigation, actual or threatened, which would prevent or impair that party from performing its duties hereunder.

b. To Licensor's knowledge, Licensor warrants and represents that none of the Licensor IP, nor its exploitation by Licensee will violate or infringe on common or statutory right of any person or entity as of the Effective Date.

c. Licensee's acceptance of the Licensor IP or the materials related to the Licensor IP will not constitute a waiver of any of Licensor's warranties, representations or agreements hereunder.

d. Each party is free to enter into and perform this Agreement and each party's warranties and representations shall be true and correct upon execution hereof, upon delivery of the Licensor IP and shall remain in effect for so long as Licensee has any rights to the Licensor IP.

e. During the Term of this Agreement, all the Licensor IP, including any and all copyrights, inventions, trademarks, trade secrets and knowhow therein, and other rights pertaining thereto, are and shall remain the sole and exclusive property of Licensor. Licensee acknowledges this ownership and undertakes to protect such ownership at its sole cost and expense. Licensee shall give Licensor prompt written notice of any apparent or alleged infringement of any of Licensor's rights hereunder, or of Licensor's ownership rights in and to the Licensor IP. In this regard, Licensee shall have the obligation to take all reasonable and practical steps necessary to protect the copyright, patent, trade secret and trademark rights in the Licensor IP in the Licensed Territory and, if applicable, to renew and extend such protection.

Licensor shall have the sole and exclusive right, but not the obligation, to take all reasonable legal steps necessary to protect said interests and to obtain redress and/or restrain any third party from any unauthorized use of the Licensor IP in the Licensed Territory or the doing of any act which infringes upon any of the Licensor IP. Licensee shall be able to participate in any such action, PARI PASSU with the repayment to Licensor of its expenses. Should Licensor receive any judgment, settlement or action, after the reimbursement therefrom to Licensor (and Licensee, if applicable) of their respective legal fees and costs incurred therein, any remaining proceeds shall be divided between the parties hereto in the following percentages: Licensor: 50%, Licensee: 50%. Notwithstanding the foregoing, should Licensor fail or refuse to take any of the foregoing actions, then, in addition to any of the rights which Licensee shall have hereunder, either at law or in equity, Licensee may (but shall not be obligated to) take such action in Licensor's and/or Licensee's name, in which event any recovery from such action undertaken by Licensee shall be the sole property of Licensee.

"EXCEPT AS SPECIFIED IN THIS SECTION 10, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT."

11. Indemnification. Each party hereto agrees to and does hereby indemnify, save and hold harmless, the other, its permitted assigns, licensees and its directors, officers, shareholders, agents and employees from any and all liabilities, claims, demands, loss and damage (including reasonable attorneys' fees and court costs) arising out of or connected with any claim by a third party which is inconsistent with any of the warranties, representations, covenants or agreements made by the Indemnitor herein and agrees to reimburse Indemnitee, on demand, for any payment made by Indemnitor at any time after the date hereof with respect to any liability or claim to which the foregoing indemnity applies.

12. Entire Agreement, Independent Contractors. This Agreement is entire and sets forth the entire understanding and agreement of the parties hereto, in respect of the matters herein contained. This Agreement may not be altered, modified, canceled or terminated in any way except upon agreement of the parties hereto in writing, and all rights and remedies hereunder shall be cumulative and not limited by

specification. All signatures at the foot hereof shall make this a valid, binding and enforceable Agreement between the parties hereto. In the event any payments due Licensor are delayed or prohibited by currency restrictions or other government regulations, Licensor shall be entitled to designate a local depository in the Licensed Territory into which Licensee, at Licensor's expenses, shall deposit such monies. This Agreement does not create any partnership, joint venture, agency or employment relationship between the parties hereto, their relationship being that of independent contractors. No waiver of any breach, conditions or covenants herein shall be deemed to be a waiver or consent to any other breach, condition or covenant hereunder.

13. Notice. Any notice to be given under the terms of this Agreement will be properly given if delivered in person to the addresses first given above, or if mailed by prepaid postage, registered or certified mail, return receipt requested or to such other addresses as any party may advise and if such notice as aforesaid is delivered by mail, it shall be deemed to have been received at noon on the fourth business day following posting. Notwithstanding the immediately foregoing, in the event of the occurrence of a postal strike or disruption of postal service occurring within six (6) days before or six (6) days after the giving of any notice of as aforesaid, then and in that event such notices shall be delivered in person and the option of giving notice by prepaid registered mail or certified shall not be available to any party until the sixth (6th) day following the termination of any such postal strike or disruption of postal services.

14. Law and Venue and Dispute Resolution. This Agreement shall be construed only under the laws of the State of California and the parties hereto irrevocably submit to the jurisdiction of the Courts of the State of California, located in the County of San Diego. If any part of this Agreement shall be invalid or unenforceable, it shall not affect the validity of the balance of this Agreement. The parties agree to resolve any disputes by binding mediation and shall not commence legal action against each other.

15. Assignment. This Agreement and the execution thereof shall inure to the benefit of and be binding upon all of the parties hereto, and their respective heirs, executors, administrator, successors and assigns, this Agreement to be executed by their duly authorized officers on the day and date first above written. Notwithstanding anything to the contrary foregoing, either party shall have the right to assign this Agreement, in its good faith business judgment, so long as the assigning party agrees to remain primarily liable for its obligations hereunder to the non-assigning party and further so long as any such assignee agrees in writing to be bound by the terms and conditions of this Agreement

16. Force Majeure. Neither party shall be in breach or default hereunder if its performance becomes impossible, impracticable or is hampered by reason of any act of God, war, fire, earthquake, labor controversy, sickness, accident, civil commotion, epidemic, act of Government, its agencies or officers, failure of technical or transportation facilities or any other cause of a similar or dissimilar nature not reasonably within that party's control or which that party could not, with reasonable diligence, have avoided (hereinafter, individually and collectively referred to as a *"Force Majeure Event"*). Upon the happening of any such Force Majeure Event, Licensee, in addition to any other rights or remedies it may have, including the right to terminate this Agreement, the non-breaching or defaulting party may elect by notice to the other party to suspend the Term of this Agreement for that period of time which any such Force Majeure Event continues. In the event of any such suspension, the Term as applicable to any Record, shall be automatically extended by adding a period of time equal to the number of days of such suspension to the end of the applicable Term. In such event, specific dates, periods and time requirements referred to herein shall be postponed and extended accordingly. During any such suspension, all agreements, covenants, and obligations of each party hereunder shall continue in full force and effect. Notwithstanding anything to the contrary foregoing, should any such Force Majeure Event continue for a consecutive period of time equivalent to Two Hundred Seventy (270) days, then, in such event, either

party shall have the right to terminate this Agreement by notice to the other party. However, in the event of any such termination, Licensee shall still be entitled to a thirty (30) day shut-down period hereunder, once the Force Majeure Event has ceased.

17. Damages Disclaimer. Except for Section 7 (Confidential Information), neither party to this Agreement shall be held liable for any special, incidental, or consequential damages arising from, or in connection with, this Agreement, including but not limited to any lost profits.

IN WITNESS WHEREOF, the parties hereto have hereunto set their on the day and date first above written.

"Licensor"
Canchew Biotechnologies, LLC

____
By: Sanammad Foundation
Its: Manager
By: Dr. George Anastassov
Its: President

"Licensee"
CanChew License Company

____
By: Michelle Sides
Its: Chief Financial Officer

party shall have the right to terminate this Agreement by notice to the other party. However, in the event of any such termination, Licensee shall still be entitled to a thirty (30) day shut-down period hereunder, once the Force Majeure Event has ceased.

17. Damages Disclaimer. Except for Section 7 (Confidential Information), neither party to this Agreement shall be held liable for any special, incidental, or consequential damages arising from, or in connection with, this Agreement, including but not limited to any lost profits.

IN WITNESS WHEREOF, the parties hereto have hereunto set their on the day and date first above written.

"Licensor"
Canchew Biotechnologies, LLC

____
By: Sanammad Foundation
Its: Manager
By: Dr. George Anastassov
Its: President

"Licensee"
CanChew License Company

____
By: Michelle Sides
Its: Chief Financial Officer

Exhibit "A"

Description of the "Licensor IP"

A-1 (Patents)

The invention, and any and all derivatives thereof as described in patent number 9023322 issued May 5, 2015, any future related patent rights in any jurisdiction including all related, trade secrets, know how and works in progress.

A-2 (Trademarks)

FILE NO.	COUNTRY	MARK	CLASS	SERIAL NO. FILE DATE:	REG. NO. ISSUE DATE	STATUS
120497-4	U.S.	CANCHEW	30 – Chewing gum	85/974,471 7/1/13	4,558,779 7/1/14	Section 8&15 due between 7/1/19 and 7/1/20; Renewal due between 7/1/23 and 7/1/24 Registrant CanChew Biotechnologies, Inc.
120497-4	U.S.	CANCHEW HEMP CBD GUM and Design	30 – Chewing gum made in whole or substantial part of hemp or hemp oil	85/974,513 7/1/13 USE	4562630 7/8/14	Section 8&15 due between 7/8/19 and 7/8/20; Renewal due between 7/8/23 and 7/8/24 Applicant CanChew Biotechnologies, Inc.
120497-4	U.S.	MEDCHEW	30 - Tea based beverages, tea extracts, non-medicated chewing gum	86/004,819 7/8/13 ITU		3/6/14 Office Action; **Response due 9/6/14** Applicant CanChew Biotechnologies, Inc.
120497-4	CTM	CANCHEW	30 – Chewing gum	12474558 12/30/13	12474558 5/13/14	Issued Renewal due 12/30/23 Applicant CanChew Biotechnologies, Inc.
120497-4	CTM	CANCHEW HEMP CBD GUM and Design	30 – Chewing gum	012474111 12/30/13	012474111 8/28/14	Issued Renewal due 12/30/23 Applicant CanChew Biotechnologies, Inc.
120497-4	CTM	MEDCHEW	30 - Tea based beverages, tea extracts, chewing gum (non-medicated)	12474185 12/30/13	12474185 5/20/14	Issued Renewal due 12/30/23 Applicant CanChew Biotechnologies, Inc.

CANCHEW BIOTECHNOLOGIES

MARK	CLASS(ES)
CANCHEW	30
CANCHEW HEMP CBD GUM AND DESIGN	30
MEDCHEW	30
CANCHEW (CTM)	30
CANCHEW HEMP CBD GUM and Design (CTM)	30
MEDCHEW (CTM)	30

A-3 (Domain Names)

Name	Type	Expires
canchewbiotech.com	Main	5/16/2015
samadhigum.com	Unassigned	11/29/2014
samadhiinc.com	Unassigned	11/29/2014
samadhitonic.com	Unassigned	11/29/2014
samadhicorp.com	Unassigned	11/29/2014
samadhielixirs.com	Unassigned	11/29/2014
samadhichews.com	Unassigned	11/29/2014
samadhibalm.com	Unassigned	11/29/2014
samadhisalve.com	Unassigned	11/29/2014
samadhiscrips.com	Unassigned	11/29/2014
samadhitinture.com	Unassigned	11/29/2014
canchewgum.com	Unassigned	3/19/2015